UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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SENSIENT TECHNOLOGIES CORPORATION
(Name of Registrant as Specified in Its Charter)

FRONTFOUR CAPITAL GROUP LLC
FRONTFOUR MASTER FUND, LTD.
EVENT DRIVEN PORTFOLIO, A SERIES OF UNDERLYING FUNDS TRUST
FRONTFOUR CAPITAL CORP.
FRONTFOUR OPPORTUNITY FUND LTD.
STEPHEN LOUKAS
DAVID A. LORBER
ZACHARY GEORGE
JAMES R. HENDERSON
JAMES E. HYMAN
WILLIAM E. REDMOND, JR.

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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FrontFour Capital Group LLC together with the other Participants named herein (collectively, “FrontFour”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2014 annual meeting of shareholders (the “Annual Meeting”) of Sensient Technologies Corporation.  FrontFour has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On March 19, 2014, FrontFour issued the following press release:

FRONTFOUR BELIEVES REAL CHANGE IS NEEDED AT SENSIENT TECHNOLOGIES

Board Must Be Held Accountable for Sensient’s Substantial Underperformance

Vote the GREEN Proxy Card Today to Elect FrontFour’s Four Highly Qualified Director Nominees

GREENWICH, Conn., March 19, 2014 /PRNewswire/ -- FrontFour Capital Group LLC, together with its affiliates (“FrontFour”), today issued an open letter to shareholders of Sensient Technologies Corporation, a Wisconsin corporation (“Sensient”), in connection with its nomination of four (4) nominees for election to the Board of Directors at Sensient’s 2014 annual meeting of shareholders.

The full text of the letter follows.

FrontFour Capital Group LLC
35 Mason Street, 4th Floor
Greenwich, CT 06830

             March 19, 2014

Dear Fellow Sensient Shareholders:

Vote the Enclosed GREEN Proxy Card Today to Elect FrontFour’s Four Highly Qualified Independent Directors Whose Interests Are Directly Aligned With ALL Sensient Shareholders

FrontFour Master Fund, Ltd., together with its affiliates (“FrontFour”), is a significant shareholder of Sensient Technologies Corporation, a Wisconsin corporation (“Sensient” or the “Company”), dedicated to maximizing shareholder value and enhancing corporate governance by seeking to improve the composition of its board of directors (the “Board”).  We have nominated four highly-qualified director candidates, James R. Henderson, James E. Hyman, Stephen E. Loukas and William E. Redmond, Jr., for election to the Board at the Company’s 2014 Annual Meeting of Shareholders scheduled to be held on April 24, 2014 (the “Annual Meeting”), because of the Company’s prolonged operational underperformance, lack of accountability, governance concerns, and inability to create long-term shareholder value, as more fully described below.  With an average tenure of 13 years and de minimus ownership by Board members, we question whether the Board’s interests are adequately aligned with shareholders.  In contrast, our approximately $40 million investment in Sensient should clearly demonstrate that our interests are directly aligned with all Sensient shareholders.

Since we announced our nomination of four (4) independent and highly qualified candidates for election to the Board at the Annual Meeting and issued an open letter to shareholders on February 19, 2014 expressing our concerns with the Company’s underperformance and poor capital allocation, the Company has announced certain restructuring initiatives to achieve annual cost savings, plans to repurchase up to 4% of the Company’s outstanding stock, the appointment of a lead independent director, and changes to its long term incentive plan.  We believe these corporate reforms were reactionary to our involvement.  We also do not believe these reforms go far enough, nor do we have confidence in the current Board to effectively oversee a turnaround of the Company, given the Company’s historical underperformance under their watch.  Shareholders require real and sweeping change, not just the appearance of change in reaction to the challenge of an election contest.

The Current Board Has Overseen the Company’s Substantial Underperformance

Under the stewardship of this Board, Sensient has seen:

•
Poor Stock Price Performance. Over the last 5 years, Sensient’s stock price has significantly underperformed compared to its self-defined peer group, the Russell 2000 Index, and the Standard & Poor’s Midcap Specialty Chemicals Index.  When averaged together, Sensient’s stock price performance has increasingly underperformed by 32% in 2009, 27% in 2010, 36% in 2011, 107% in 2012 and 142% in 2013.

•
Abysmal Operating Performance.  While capital expenditures have more than doubled from $47.7 million in 2009 to $104.2 million in 2013, free cash flow has declined significantly from $90.6 million in 2009 to $49.3 million in 2013.  Over this same time period, operating income margins have declined within the Flavors & Fragrance (“F&F”) segment, from 16.1% in 2009 to 13.9% in 2013.

Additionally, gross margins are approximately 1,000 basis points below its direct competitors, which we believe is largely driven by the Company’s bloated cost structure.   Shareholders should note that Sensient’s revenues per facility are significantly lower than that of its direct competitors, as shown in the chart below.

•
Poor Returns on Equity Performance and Invested Capital.  Despite increased capital expenditure budgets, Sensient’s return on equity performance and return on invested capital have significantly lagged its direct competitors, on average, by more than 10% and 6.5%, respectively, in 2013 alone.

Management Has Repeatedly Missed Self-Imposed Financial Targets as the Board has Fostered a Culture Free of Accountability

Despite the Company’s past operational failings, the current management team and Board will have investors believe that improving the operating margin profile of the F&F business is as simple as relocating the F&F corporate headquarters to Chicago and by importing “best practices” from the Color Group to the F&F segment.  The reality is that operating margins from the Colors business still considerably trail peak margins for the segment.  Additionally, over the past few years, Sensient has consistently touted during their earnings conference calls, that considerable margin improvement within the F&F segment would soon become evident.  Yet, management has consistently failed to deliver these results and the Board has failed to hold management accountable.  Investors should ask themselves why we should have any confidence in management that the outcome this time will be different.

The following excerpts from various Sensient earnings call transcripts, compared to actual results, paint the picture of an organizational culture devoid of accountability:

European Operations

What was said by Sensient:
“We’ve spent a lot of money to get our European operations up to speed with competition....And, as far as the - if you are saying the ninth inning is going to be when we get to the same margins as the US I think it’s fair to say that to get to that level we are only two or three years away.  And to get margins in the double-digits to over 10% we should be seeing that as we get towards the end of the year or into 2008.” (1Q 2007 Conference Call - Richard Hobbs)

Reality:	Sensient’s F&F margins in Europe are still significantly lower than in North America and is now the focus of the Company’s 2013 restructuring program as they look to reduce operating facilities there.

Margins for F&F Segment

What was said by Sensient:
“So we are nicely up into that 16% range.  Certainly, as we look ahead to next year, we see ourselves operating there or above that range.” (4Q 2009 Conference Call - Richard Hobbs)

“And we would expect looking at the overall group that we should at least be able the last year’s operating profit margins, and maybe even do a little bit better than that in the second half of the year with the overall flavor group.” (4Q 2010 Conference Call - Kenneth Manning)

“We think that the Flavor group is positioned well certainly to surpass the 15.1% that we had in 2010.  And we would expect to be pushing more towards in the area of 16% certainly in the higher 15%s.” (1Q 2011 Conference Call - Richard Hobbs)

“Yeah. And I would say briefly, Ed, certainly there is substantial upside in the gross margin and operating margins in Flavors to the tune of several hundred basis points. We see a lot of opportunity to up-sell this portfolio. We have some very novel and very good technology that we've developed very recently, plus opportunities to really realize some important synergies with some previously developed technologies. So, this up-selling of the Flavors Group is certainly underway, and as we progress in the year, you're going to see some very nice improvements in the gross margin and the operating margin percentages.” (1Q 2013 Conference Call - Paul Manning)

Reality:	Sensient’s operating margins within the F&F business have declined from 16.1% in 2009 to 13.9% in 2013. Furthermore, margins have decreased year-over-year in 14 of the last 16 quarters.

Returns on Invested Capital and Equity

What was said by Sensient:
In response to the following analyst statement, “Well the returns on your equity, for example, they’re in the low single-digit, low double digit level…looking at the return on equity back in the early 2000s, you were 15%, 16%, 14%.  Do you think you’ll get back to these sort of…” former CEO, Kenneth Manning responded, “That’s where were heading.  That’s where were heading.” (4Q 2008 Conference Call)

In response to the following analyst question, “Is there now a more – an internal goal to get to a certain level of returns on capital?” Richard Hobbs responded, “Oh, we look at it closely.  And certainly we talk about the 10% a lot in the meetings that we have and in planning with the Company.” (1Q 2011 Conference Call)

Reality:
Sensient’s returns on equity performance and invested capital have decreased over the last few years, falling far short of management’s targets and significantly trail those of their competitors, as demonstrated in the table above.  Sensient has also failed to earn its cost of capital in 6 out of the last 10 years.

Up until recently announced changes, this underperformance had no bearing on executive compensation because Sensient’s long-term incentive plan for executive officers was not based on any pay for performance metrics – instead the only requirement to full vesting was meeting the time elapsed requirement. Notwithstanding this disconnect between pay and performance, Sensient’s senior executives are also paid in excess of its direct peers, as evidenced by the chart below, and have consistently missed self-imposed compensation targets.

The Board Has No Investment Risk at Stake – FrontFour Has Approximately $40 Million at Stake

Despite the Company’s severe operational underperformance over the last ten years, over the same period, Kenneth Manning and Richard Hobbs have been awarded with compensation packages above their direct peers and sold stock and/or exercised options totaling nearly $70 million.  Ask yourself, who has really benefited over this period - shareholders or Manning and Hobbs?  We believe the answer is clear.

The current Board, excluding former CEO and current Chairman of the Board, Kenneth Manning, collectively directly owns just 0.25% of the Company’s outstanding common stock, despite an average tenure of 13 years. In our view, it comes as no surprise that with such minimal investment in the Company, the members of the current Board do not think like owners when it comes to the significant outlays of shareholder wealth under their stewardship, and it has affected the Board’s ability to properly evaluate and address the serious challenges facing the Company.

Ask yourself, whose interests are most aligned with yours – directors who own just 0.25% of Sensient stock or FrontFour who has invested significantly in Sensient, with holdings currently valued at approximately $40 million?

Real Change Is Warranted – the Company’s Recent Corporate Reforms Do Not Go Far Enough

Despite years of underperformance, the Board has failed to seek proactive change in its composition or introduce fresh perspective in the boardroom.  The Board will have you believe that they are stewards of best in class corporate governance.  To set the record straight only after significant pressure from leading governance firms and when faced with an election contest have reactionary changes been made.

While Sensient has taken steps towards better governance, we continue to question the Board’s view that its best in class governance includes a pension for directors, continued and long lasting interlocking relationships amongst directors, the lack of independence and familial relationship amongst the Chairman, CEO, and Assistant General Counsel, an average incumbent tenure of 13 years on the Board, and the arguable independence of the only new independent director (Edward H. Cichurski) in the past 8 years given that prior to his nomination to the Board in 2013, he served as a consultant to the Company from 2007 until his nomination in 2013.

Of particular concern is that the Board has long had a number of overlapping and interlocking relationships with the board of directors of Sealed Air Corporation (“Sealed Air”).  In years past, Kenneth Manning and current Sensient director and ex-CEO of Sealed Air, William Hickey, previously worked together at W.R. Grace.  In 2002, Kenneth Manning joined the board of directors of Sealed Air where he served alongside existing and current Sensient directors - William Hickey and Hank Brown.  The trio continued to sit on the board of directors of Sealed Air when in June 2011, Sealed Air announced a disastrous transaction to purchase commercial cleaning and sanitation company, JohnsonDiversey, Inc., for $4.3 billion in cash and stock.  The transaction was very poorly received by Sealed Air shareholders and, as a result, the stock traded down 7.2% on its announcement and approximately 40% over the next few months.  In November 2012, the Company was forced to take a $1.2 billion write-down stemming from the transaction.

In order to properly address the Company’s prolonged underperformance, we believe the Company must undertake a more robust restructuring plan to return value to shareholders and seek to reduce the Company’s cost structure by more than $20 to 25 million annually, as currently targeted by the Company.  Based on our extensive due diligence of Sensient, we believe that at least a $75 million annual cost savings opportunity exists through not only plant consolidation, but also streamlining of the Company’s organizational structure, procurement savings, price and product optimization, and the elimination of what we believe are excessive pension plans for the Company’s executive officers and Board members.  We also believe additional improvements can be made through targeted R&D spending, optimized capital allocation, and improved governance that holds management accountable and is performance-driven.

In addition, given the stability of the Company’s underlying business, we further believe that the proposed share repurchase program could be increased significantly without threatening the Company’s investment grade credit rating. Based on our analysis of the Company, we believe the Company can buy back $350 million of common stock without impacting the Company’s credit rating, which would bring leverage to approximately 2.5 times before the impact of our cost savings plan.  This would preserve significant flexibility for the Company to continue to invest in its business and potentially make attractive bolt-on acquisitions.

Our Nominees Have the Relevant Skills to Maximize Shareholder Value

As we set out to identify the best qualified candidates to serve on Sensient’s Board and those most likely to successfully oversee a turnaround, we asked ourselves what critical skills are sorely lacking on the current Board.  We determined that the key criteria should be as follows:

•	directly relevant experience and knowledge of the specialty chemical industry, both in the U.S. and internationally;
•	financial expertise, particularly in restructuring; six sigma, lean manufacturing
•	experience generating returns for investors;
•	true independence from the Company’s management and Board; and
•	direct investment in Sensient that secures close alignment with the interests of all shareholders.

The result was these four independent and experienced candidates:

James R. Henderson

➢ Substantial executive and financial experience.  Has served as Chief Executive Officer of School Specialty, Inc., WebFinancial Corporation, WebBank, and ECC International Corp., among others.

➢ Extensive public company board experience.  Has served on 9 public company boards.

➢ Successful restructuring experience.  At School Specialty, Inc., implementing aggressive process improvement program to stabilize sales, consolidated distribution centers, increased cash flow.  At ECC International Corp., within one year of becoming CEO, restructured the company and sold it at a 75% premium to its market price.

James E. Hyman

➢ Significant industry and international executive experience.  Currently serves as President and Chief Executive Officer of TestAmerica Laboratories, Inc., the nation’s largest laboratory network providing advanced testing services serving major industrial corporations at over 90 locations in the U.S. and globally.   Previously held senior executive positions at Starwood Hotels & Resorts, implementing a global initiative throughout the U.S., South America, Europe and the Middle East, and GE Capital, overseeing operations in Europe and India.

➢ Public company board experience.  Has served on 2 public company boards.

➢ Overseen value creation.  Since joining TestAmerica, the company has expanded operating margins by over 250 basis points, reduced debt by over 35%, and sold a non-core subsidiary.  As a board member of Mac-Gray, Mr. Hyman participated in a process that delivered a shareholder return of 73%.  As the Chairman and CEO of Cornell Companies, Inc. the stock returned 93% and delivered a five-year total shareholder return (TSR) outperforming sector benchmark by 1210 basis points (Glass Lewis).

Stephen E. Loukas

➢ Significant financial and investment experience.  Mr. Loukas has over 14 years of significant investment and financial experience. He currently serves as a Partner and Portfolio Manager of FrontFour Capital Group LLC and previously served in senior management positions at Credit Suisse Securities, Pirate Capital, LLC, Scotia Capital, and as a director of Xinergy Corp.

➢ Broad-based knowledge of specialty chemical industry.  Oversees FrontFour’s extensive positions within the industry, including the firm’s investments in Ferro Corporation and Zoltek Companies, Inc., which yielded significant value creation for shareholders.

➢ Vested interest in maximizing shareholder value.  As a managing member and principal owner of FrontFour Capital and a principal owner of FrontFour Corp., Mr. Loukas may be deemed to beneficially own the 762,935 shares beneficially owned by FrontFour Capital and FrontFour Corp.

William E. Redmond, Jr.

➢ Extensive executive and board experience.  Has served as an executive officer and/or director of eighteen (18) different public and private companies since 1996.  Board service has included: Visteon Corporation, GT Technologies, Inc., Amports, Inc., Rotech Healthcare Inc., Eddie Bauer Holdings, Inc., Arch Wireless Inc. and USA Mobility, Inc., among others.

➢ Significant industry and value generating experience.  Mr. Redmond was the Chief Executive Officer and a director of General Chemical Corporation (“GCC”), a manufacturer of performance chemicals, until it was sold in January 2014 at a price which delivered a 3.5x return on invested capital to the take-private shareholders.  He previously served in the same capacity at GCC’s publicly-traded predecessor, GenTek Inc.  Mr. Redmond created over $800 million of realized equity value while CEO of GCC/GenTek.

Our Nominees Will Act in Your Best Interest

If elected, our nominees will represent a minority of the Board.  However, our nominees will aim to work with the rest of the Board to conduct a rigorous analysis of management and the Board’s current strategy on a rationally risk-adjusted basis, as well as a review of all available alternatives to enhance value.  On the basis of publicly available information, our nominees would also seek to, subject to fulfilling their fiduciary duties and working with the remainder of the Board:

•	Introduce a culture that is accountable and performance-driven;

•	Undertake a comprehensive operational restructuring geared towards significant cost reductions with an emphasis on execution and timeliness;

•	Provide management with the strategic, operational, and financial oversight necessary to focus efforts on improving margins;

•	Centralize and optimize R&D expenditures in a targeted manner playing to Sensient’s geographic and product strengths;

•	Improve capital allocation and optimize the Company’s working capital;

•	Evaluate the Company’s compensation practices to better align performance with pay;

•	Explore all means to return capital to shareholders, including through a more robust buyback program while maintaining an investment grade credit rating; and

•	Consider dispositions of non-core assets and bolt-on acquisitions to fill out Sensient’s product portfolio and expand upon technical capabilities.

VOTE FOR CHANGE - PLEASE SIGN, DATE AND MAIL THE ENCLOSED GREEN PROXY CARD TODAY

If you have any questions, or require assistance with your vote, please contact our proxy solicitor, Okapi Partners LLC, at (212) 297-0720 or info@okapipartners.com.   Thank you in advance for your support.

Sincerely,

Stephen E. Loukas
FrontFour Capital Group LLC

Contacts:

Stephen Loukas
FrontFour Capital Group LLC
35 Mason Street, 4th Floor
Greenwich, CT 06830
203-274-9050

Bruce H. Goldfarb/Charles W. Garske/Lisa Patel
Okapi Partners LLC
(212) 297-0720
info@okapipartners.com